FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP.

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

January 21, 2005

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is January 21, 2005.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange, Canada Stockwatch, Market News Publishing and CCN Matthews.

Item 4.	Summary of Material Change

Cardero Resource Corp. announced trading in its common shares commenced on the American Stock Exchange on January 24, 2005.

Item 5.	Full Description of Material Change

Cardero Resource Corp. (the “Issuer”) announced that its common shares commenced trading on the American Stock Exchange (“AMEX”) at 9:30 a.m. EST on Monday, January 24, 2005 under the ticker symbol CDY.  The Company’s specialist will be J. Streicher & Co. LLC.

The Company’s shares will continue to trade on the TSX Venture Exchange under the symbol CDU and the Frankfurt Stock Exchange under the symbol CR5.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Company is knowledgeable about the material change disclosed in this report.

Marla K. Ritchie

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

January 21, 2005